Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 8, 2010 with respect to the consolidated balance sheet of DLC Realty Trust, Inc. and our report dated April 8, 2010 with respect to the combined financial statements and schedules of DLC Realty Trust, Inc. (Predecessor), included in Amendment No. 3 to the Registration Statement on Form S-11 and related Prospectus of DLC Realty Trust, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

New York, New York

June 25, 2010